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                                                                  Exhibit (a)(9)


                                                           For Immediate Release

       RICOH AND LANIER ANNOUNCE EXPIRATION OF HART-SCOTT- RODINO WAITING
                                     PERIOD

TOKYO, JAPAN and ATLANTA, GA, U.S.A., December 18, 2000 - Ricoh Company, Ltd. (TSE: 7752) and Lanier Worldwide, Inc. (NYSE: LR) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the pending acquisition of Lanier Worldwide by Ricoh, expired on Friday, December 15, 2000. As previously announced, Ricoh commenced a cash tender offer of $3.00 per share for any and all shares of Lanier Worldwide, Inc. common stock on December 8, 2000. The expiration of the waiting period under the HSR Act satisfies one of the conditions to the tender offer. The tender offer is scheduled to expire at midnight, New York City time, on January 8, 2001, unless the tender offer is extended.

Lanier stockholders are advised to read Ricoh's tender offer statement (including an offer to purchase, letter of transmittal, and related tender offer documents) regarding its acquisition of Lanier, which has been sent to Lanier stockholders and filed with the SEC, and the related solicitation/recommendation statement which has been sent to Lanier stockholders and filed with the SEC. The tender offer statement and the solicitation/recommendation statement contain important information and should be read carefully before any decision is made with respect to the tender offer. These documents are available to all stockholders of Lanier at no expense to them. These documents also are available at no charge at the SEC's web site, www.sec.gov.

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CONTACT:    RICOH COMPANY, LTD.           LANIER WORLDWIDE, INC.
            Takanobu Matsunami                  Brad Nelson
            (+81-3) 5411-4511             770-621-1076
                                          bnelson@lanier.com


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